UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
____________________

Date of Report (Date of earliest event reported):  April 30, 2012

THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-19517	23-2835229
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

2801 E. Market Street, York, Pennsylvania 17402
(Address of Principal Executive Offices)

717-757-7660
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers

Employment Agreement with Anthony Buccina

On April 30, 2012, Anthony Buccina, the Vice Chairman, President – Merchandising of The Bon-Ton Stores, Inc. (the “Company”), announced his intention to retire on February 15, 2013. Also on April 30, 2012, the Company and Mr. Buccina entered into a new Employment Agreement (the “Employment Agreement”) to retain the services of Mr. Buccina through February 15, 2013. The parties were party to an employment agreement dated as of February 1, 2009, as amended by Amendment No. 1 to Employment Agreement dated April 12, 2011, which expired on April 30, 2012.

The description of the material terms of the Employment Agreement set forth below is qualified in its entirety by the Employment Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference. The full text of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The new Employment Agreement is effective as of April 30, 2012 and will terminate on February 15, 2013, unless sooner terminated in accordance with the terms of the Employment Agreement.

The Employment Agreement provides that Mr. Buccina’s title is Vice Chairman, President – Merchandising of the Company and he will report to the Company’s Chief Executive Officer. In addition, Mr. Buccina will be a member of the Company’s Management Committee and Operating Committee.

Mr. Buccina’s base salary under the Employment Agreement is $850,000 per year. The Employment Agreement provides that Mr. Buccina is eligible for a bonus under The Bon-Ton Stores, Inc. Cash Bonus Plan under the following parameters: a target bonus of 100% of base salary in effect on the last day of the relevant fiscal year, with threshold and maximum bonuses as determined by the Human Resources and Compensation Committee of the Board of Directors (the “HRCC”). The performance measures to be utilized and the weighting of these performance measures will be determined by the HRCC consistent with its determinations for other senior executives under the Cash Bonus Plan.

The Employment Agreement provides that Mr. Buccina will be paid a retention bonus of one times base salary ($850,000) provided that Mr. Buccina is employed by the Company at February 15, 2013. The retention bonus will be paid in bi-weekly installments over a one-year period.

The Employment Agreement provides that Mr. Buccina will receive a grant of 37,500 restricted shares – performance based of the Company’s common stock pursuant to the terms of the Company’s 2009 Omnibus Incentive Plan. The metrics for earning such performance-based shares shall be as determined by the HRCC. The terms of the grants are set forth in the Restricted Stock Agreement, which is Attachment A to the Employment Agreement.  Mr. Buccina agrees to  forfeit 75,000 shares of time-based restricted stock granted pursuant to a restricted stock agreement dated April 18, 2011. In addition, the 10,000 shares of time-based restricted stock granted to Mr. Buccina on April 12, 2010, which would vest on April 12, 2013, will vest no later than March 15, 2013, provided that Mr. Buccina is employed by the Company on February 15, 2013 (or resigned for good reason or was discharged other than for cause) in order for such acceleration of vesting to occur.

Mr. Buccina is eligible to participate in plans and programs that are generally made available to the other employees of the Company.

In the event of discharge without cause or resignation for good reason during the term of the Employment Agreement, Mr. Buccina will be entitled to receive severance pay equal to two times his base salary, payable in equal installments in accordance with the Company’s payroll practice. The severance payment is contingent on Mr. Buccina signing and not timely revoking a general release of claims.

Upon a “Change of Control” (as such term is defined in the Employment Agreement), (1) the vesting of stock options and restricted shares held by Mr. Buccina shall be governed by the terms of such stock options or restricted shares and (2) Mr. Buccina is prohibited from resigning for good reason during the term of the Employment Agreement following the Change of Control. If following a Change of Control he is discharged without cause or resigns for good reason, Mr. Buccina will receive a severance payment equal to two times his average base pay for the most recently completed three years plus two times the average bonus paid to him for the most recently completed three years. The Change of Control severance payment is contingent on Mr. Buccina signing and not timely revoking a general release of claims.

Mr. Buccina’s Employment Agreement contains a non-competition clause that, during Mr. Buccina’s employment and for a period of 18 months after termination of his employment, prohibits Mr. Buccina from engaging in or being financially interested in the retail department stores business of any competitor of the Company named in the Employment Agreement. Mr. Buccina’s Employment Agreement also contains confidentiality provisions relating to the Company’s confidential information.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1	Employment Agreement with Anthony Buccina
99.1	Press Release issued April 30, 2012 regarding Mr. Buccina’s announced retirement and new employment agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.

	By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial
Officer and Principal Accounting Officer

Dated: April 30, 2012